Exhibit 99.1

Petco Health and Wellness Company, Inc. Appoints Brian LaRose as Chief Financial Officer

LaRose succeeds Mike Nuzzo who continues in his role as Chief Operating Officer and President, Petco Services

SAN DIEGO, Aug. 19, 2021 – Petco Health and Wellness Company, Inc. (Nasdaq: WOOF), a complete partner in pet health and wellness, today announced Brian LaRose has been appointed as Chief Financial Officer of the company, effective Aug. 19, 2021. LaRose will succeed Mike Nuzzo, who will continue in his role as Chief Operating Officer and President, Petco Services.

“Brian is a seasoned leader and I’m thrilled he’s taking on this role,” said Ron Coughlin, Petco Chairman and CEO. “Brian brings a wealth of expertise which will be crucial in helping to fuel our continued growth and improving the lives of pets, pet parents and our Petco partners. He has already made a significant impact at Petco, including a key role during the IPO process and refinancing, resulting in a dramatically strengthened balance sheet. I know Brian will continue to provide strong leadership as CFO, and Mike will ensure a smooth transition as he shifts his focus to operations and services.”

LaRose is a proven senior corporate leader with extensive financial and digital experience. Since September 2020, he has served as Petco’s Senior Vice President, Finance, responsible for all aspects of the finance function and operations – including budgeting, forecasting, investor relations, controllership and treasury. In his new role, LaRose will oversee all aspects of Petco’s corporate strategy, financial strategy, performance, reporting and long-range business planning. He will report directly to Petco Chairman and CEO, Ron Coughlin.

Coughlin continued, “On behalf of the Board of Directors and the team at Petco, I want to thank Mike for being a constant source of strong and experienced leadership bridging three critical roles as CFO, COO, and President of Petco Services through our transformation, during the IPO process, and the first half of 2021. As we continue our services and vet expansion and enhance our supply chain capabilities to meet the growth of the business, Mike’s leadership will continue to be a significant asset to the team.”

LaRose commented, “I am truly honored to be part of this company. Working alongside Ron, Mike, the rest of the leadership team and our Board over the past year, I’ve seen first-hand just how powerful our unique model and focus on purpose driven performance is in making a difference in the lives of pets and people. I look forward to helping lead Petco and enhance value for our stakeholders long into the future.”

Prior to joining Petco, LaRose served as Divisional CFO for HP Inc.’s 3D business unit. He led the separation management office during the separation of HP into two publicly traded Fortune 50 companies – at the time, the largest such split in U.S. history. During his 20 years with HP, LaRose also led the company’s SEC reporting group and managed investor relationships in over 15 countries as part of the investor relations group. He began his career with Deloitte’s mergers and acquisitions, and audit practices. LaRose holds a master’s degree in business administration from Northeastern University and a bachelor’s degree from Colby College.

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About Petco, The Health + Wellness Co.

Petco is a category-defining health and wellness company focused on improving the lives of pets, pet parents and our own Petco partners. Since our founding in 1965, we’ve been striving to set new standards in pet care, delivering comprehensive wellness solutions through our products and services, and creating communities that deepen the pet-pet parent bond. We operate more than 1,500 Petco locations across the U.S., Mexico and Puerto Rico, including a growing network of more than 150 in-store veterinary hospitals, and offer a complete online resource for pet health and wellness at petco.com and on the Petco app. In tandem with Petco Love (formerly the Petco Foundation), an independent nonprofit organization, we work with and support thousands of local animal welfare groups across the country and, through in-store adoption events, we’ve helped find homes for more than 6.5 million animals.

Investor Contact:

Kristy Moser

Kristine.moser@petco.com

Media Contact:

Ventura Olvera

ventura.olvera@petco.com